Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Halliburton Company of our reports dated March 3, 2010, with respect to the consolidated financial statements of Boots & Coots, Inc. and subsidiaries as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, included in Boots & Coots, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.
/s/ UHY LLP
Houston, Texas
May 5, 2010